Exhibit 4.20

FOSTER WHEELER LTD.

Certificate of Designation
of
Series B Voting Convertible Preferred Shares

1.             Number and Description.  (a)  The Company’s preferred shares shall include a  series of [             ] preferred shares, which shall be designated as its Series B Voting Convertible Preferred Shares (the “Preferred Shares”), par value U.S.$1.00 per share.

(b)           All Preferred Shares shall be denominated in United States currency, and all payments and distributions thereon or with respect thereto shall be made in United States currency.  All references herein to “U.S.$”, “$” or “dollars” refer to United States currency.

(c)           Preferred Shares may be issued by the Company only on full payment of the nominal value of U.S.$1.00 per share, so that all Preferred Shares shall be issued as fully paid.

2.             Issuance.  The Company may not increase or decrease the number of Preferred Shares designated as Preferred Shares and may not issue additional Preferred Shares after the date of first issuance of any Preferred Shares (the “Original Issue Date”) without obtaining the prior written consent of the Holders.

3.             Conversion.  (a)  Subject to adjustment pursuant to Section 9, the Preferred Shares are mandatorily convertible into Common Shares (the “Conversion”) on a 1 to [     ] basis (the “Conversion Ratio”) in a manner specified in Section 3(b), effective automatically and immediately upon approval of the Increase of Capital (as defined in Section 3(d)) by the Members (the “Conversion Event”).

(b)           The Conversion shall occur as follows:

(i)            each Preferred Share will automatically and immediately cease to have the rights and restrictions of a Preferred Share and will become one fully paid Common Share; and

(ii)           simultaneously with the action set forth in subsection (i), and as part of the Conversion, the Company will bonus issue in respect of each Preferred Share or fractional Preferred Share, that number of additional fully paid Common Shares equal to the number of Common Shares issuable under the Conversion Ratio upon conversion of such Preferred Share or fractional Preferred Share, less one, or with respect to any fractional Preferred Share, less such fraction, and the par value of such bonus issued Common Shares will be capitalized from the Company’s Share Premium Account;

(iii)          the Company will reflect the Conversion in its Register of Members; and

(iv)          the Company will pay all taxes, if any, payable upon conversion of the Preferred Shares.

(c)           Upon the Conversion, the Preferred Shares shall no longer be in existence.  Share certificates representing the converted Preferred Shares shall be deemed cancelled if not returned to the Company on or prior to the date of Conversion for cancellation; provided that a new certificate shall be issued by the Company for the Common Shares resulting from the Conversion if requested by a Holder.

(d)           As soon as practicable after the Original Issue Date, the Board of Directors shall call a general meeting (the “General Meeting”) of all Members entitled to vote for the purpose of the Members considering, and, if thought fit, effecting and approving an increase in the authorized capital of the Company from US$161,500,000, consisting of 160,000,000 Common Shares, par value US$1.00 each and 1,500,000 preferred shares, par value US$1.00 each (including the Preferred Shares) to US$[               ] by the creation of an additional [      ] Common Shares, par value US$1.00 each, or to such greater amount and number of Common Shares as may be necessary to ensure that the Company has sufficient authorized Common Shares to meet any increase of Common Shares issuable under the Conversion Ratio set forth in Section 3 hereof, as adjusted in accordance with Section 9 hereof, ranking pari passu in all respects with the existing Common Shares and having the rights and restrictions set out in the Bye-laws (the “Increase of Capital”).

4.             Ranking.  For so long as any of the Preferred Shares remain issued and outstanding the Company may authorize or issue any classes or series of shares ranking on a parity with or senior to the Preferred Shares as to dividends, distributions out of contributed surplus or distributions upon liquidation, winding-up and dissolution of the Company.

5.             Liquidation Preference and Rights.  (a)  Each Preferred Share shall have a liquidation preference of U.S.$0.01 per share (the “Liquidation Preference”).

(b)           In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company the Holders shall be entitled to be paid out of the assets of the Company available for distribution to its Members an amount in cash equal to the Liquidation Preference before any distribution shall be made or any assets distributed in respect of the Common Shares of the Company.  Thereafter, the Preferred Shares shall rank equally with the Common Shares and Holders shall share equally and ratably with holders of Common Shares in the assets, if any, remaining after the payment of all of the Company’s debts and liabilities as if each Preferred Share had been converted into Common Shares in accordance with the Conversion Ratio prior to such liquidation, dissolution or winding up, whether or not the Company has sufficient authorized capital to effect such conversion in accordance with the terms hereof.

6.             Rights to Dividends, Return of Capital.  (a) Subject to Section 54 of the Companies Act 1981 of Bermuda (the “Act”), each Holder shall be entitled to receive, out of the funds of the Company legally available therefor, dividends, distributions of contributed surplus or any other distributions on the Preferred Shares on a pro rata basis if, as and when dividends are declared and paid, or distributions of contributed surplus or any other distributions are made, by the Board of Directors on the Common Shares, as though the Preferred Shares had been converted into Common Shares in accordance with the Conversion Ratio prior to the declaration and payment of such dividend or the making of such distribution, whether or not the Company has sufficient authorized capital to effect such conversion in accordance with the terms hereof.

(b)           Notwithstanding any provision of the Act or the Bye-laws which would permit the Company to return or distribute share capital or other property of the Company to the holders of Common Shares, upon the Company’s return or distribution of any of its share capital or of any other property of the Company, in accordance with applicable law, to any holders of Common Shares, whether by way of a repurchase of Common Shares, a reduction of issued share capital, a bonus issue of shares (other than as described under Section 3(b)(ii) hereof) or otherwise (each such event a “Capital Distribution”) each Holder shall be entitled to receive a pro rata share of such Capital Distribution, as though the Preferred Shares had been converted into Common Shares in accordance with the Conversion Ratio prior to the Capital Distribution, whether or not the Company has sufficient authorized capital to effect such conversion in accordance with the terms hereof.

(c)           Under the Lock-up Agreement, the Company has agreed that, within five Business days following the Original Issue Date (i) the Board of Directors shall have increased the number of directors from seven to eight; (ii) three of the six incumbent independent directors shall have resigned; and (iii) the continuing members of Board of Directors shall have nominated and appointed four members proposed by the Holders who are party to the Lock-up Agreement  that qualify as independent directors and are reasonably acceptable to the continuing members of the Board of Directors. Subject to Section 54 of the Act, if the Company has failed to take any of the actions described in the first sentence of this paragraph, then on the sixth Business Day following the Original Issue Date, the Company shall declare and pay a dividend on the issued and outstanding Preferred Shares in the aggregate amount of $2,500,000.  Thereafter on each quarterly anniversary of the sixth Business Day following the Original Issue Date, if the Company has not taken any of the actions described in clauses (i), (ii) and (iii) of the first sentence of this paragraph, then the Company shall declare and pay a dividend on the issued and outstanding Preferred Shares in the aggregate amount of $2,500,000.  Notwithstanding the foregoing, the Company shall not be required to declare or pay any dividend under this paragraph unless the Holders who were party to the Lock-up Agreement have delivered to the Company the names and resumes of no less than seven potential nominees that are in each case independent of management and are reasonably expected to be reasonably acceptable to the continuing members of the Board on or before the date that is two weeks prior to the date such dividends would have otherwise been required to be declared and paid.

(d)           Under the Lock-up Agreement, the Company has agreed to, within thirty days following the Original Issue Date, file a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) regarding  a meeting of its shareholders in order to recommend adoption and approval of the following actions: (A) to increase its authorized capital sufficient to allow conversion of the Preferred Shares hereunder and (B) to authorize a reverse split (i.e., consolidation) of its issued and outstanding Common Shares on a one-to-four basis. Subject to Section 54 of the Act, if the Company has failed to file such proxy statement, then on the thirty-first day following the Original Issue Date, the Company shall declare and pay a dividend on the issued and outstanding Preferred Shares in the aggregate amount of $1,000,000.  Thereafter on each quarterly anniversary of the thirty-first day following the Original Issue Date, if the Company has not filed such proxy statement, then the Company shall declare and pay a dividend on the issued and outstanding Preferred Shares in the aggregate amount of $1,000,000.

(e)           Under the Lock-up Agreement, the Company has agreed to, mail the proxy statement described in paragraph (d) above within five  Business Days following the date that the SEC clears such proxy to be mailed.  Subject to Section 54 of the Act, if the Company has failed to take the action described in the first sentence of this paragraph, then on the sixth day following such clearance date, the Company shall declare and pay a dividend on the issued and outstanding Preferred Shares in the aggregate amount of $1,000,000.  Thereafter on each quarterly anniversary of the sixth day following such clearance date, if the Company has not mailed such proxy, then the Company shall declare and pay a dividend on the issued and outstanding Preferred Shares in the aggregate amount of $1,000,000.

(f)            Under the Lock-up Agreement, the Company has agreed to convene a meeting of its shareholders to approve the actions described in clauses (A) and (B) of paragraph (d) above on or prior to October 24, 2004.  Subject to Section 54 of the Act, if the Company has failed to take the action described in the first sentence of this paragraph, then on October 25, 2004, the Company shall declare and pay a dividend on the issued and outstanding Preferred Shares in the aggregate amount of $2,500,000.  Thereafter on each quarterly anniversary of October 25, if the Company has not taken the action described in the first sentence of this paragraph, then the Company shall declare and pay a dividend on the issued and outstanding Preferred Shares in the amount of $2,500,000.

(g)           Under the Lock-up Agreement, the Company has agreed that it will use its commercially reasonable best efforts to (i) list the Common Stock on the New York Stock Exchange or the NASDAQ Stock Market as promptly as practicable; provided that the Company shall not be obliged to apply for such listing until such time as it reasonably believes it meets the applicable listing criteria, and (ii) to cooperate to the extent allowed by applicable laws or rules in facilitating the quotation of the Preferred Stock on the OTC Bulletin Board or, at such time as the Company meets the applicable listing criteria, to list the Preferred Stock on the New York Stock Exchange or the NASDAQ Stock Market, in each case as promptly as practicable if the Conversion does not occur on or prior to October 24, 2004.  Subject to Section 54 of the Act, if the Company has failed to use its commercially reasonable best efforts to take such actions as may be required under clause (i) of the first sentence of this paragraph, or to cooperate under clause (ii) of the first sentence of this paragraph, then on the 30th Business Day following the receipt of notice of such failure from the holders of 25% of the Preferred Shares outstanding, if such failure shall not have been cured prior to such date, the Company shall declare and pay a dividend on the issued and outstanding Preferred Shares in the aggregate amount of $1,000,000.  Thereafter on each quarterly anniversary of the first such payment date, if the Company has not used its commercially reasonable best efforts to take such actions as may be required under clause (i) of the first sentence of this paragraph, or to cooperate under clause (ii) of the first sentence of this paragraph, then the Company shall declare and pay a dividend on the issued and outstanding Preferred Shares in the aggregate amount of $1,000,000.

(h)           Under the Lock-up Agreement, the Company has agreed that it will take all steps necessary to adopt the appropriate amendments to its organizational documents to effect the actions described in the first sentence of each of paragraphs (d), (e) and (f) hereof, including (A)

adopting board resolutions recommending such actions, (B) distributing timely notice of such meeting to its shareholders, (C) complying with applicable proxy solicitation requirements as soon as practicable, and (D) if a quorum is not present on a scheduled date of such meeting, postponing and reconvening such meeting at least twice.  Subject to Section 54 of the Act, if the Company has failed to take such actions as may be required under the first sentence of this paragraph, then on the 30th Business Day following receipt of notice of such failure from the holders of 25% of the Preferred Shares outstanding, if such failure shall not have been cured prior to such date, the Company shall declare and pay a dividend on the issued and outstanding Preferred Shares in the aggregate amount of $1,000,000.  Thereafter, on each quarterly anniversary of the first such payment date, if the Company has failed to take such action as may be required under the first sentence of this paragraph, then the Company shall declare and pay a dividend on the issued and outstanding Preferred Shares in the aggregate amount of $1,000,000.

7.             Voting Rights.  (a)  Each Holder shall have the number of votes for each Preferred Share that such Holder would have if that Preferred Share had been converted into Common Shares in accordance with the Conversion Ratio, whether or not the Company has sufficient authorized capital to effect such conversion in accordance with the terms hereof.  The Holders shall vote with the holders of Common Shares as a single class on all matters brought before the Members of the Company except as set forth herein or in the Bye-laws or as required under applicable law and, for greater certainty, shall be entitled to notice of and to attend and vote at all general meetings of the Company including, without limitation, the General Meeting.

(b)           Any amendment, alteration or repeal of the terms of the Memorandum of Association, the Bye-laws, this Certificate of Designation or the Adopting Resolution or any change in the terms of the Preferred Shares, however effected (including by merger, amalgamation or scheme of arrangement or similar reorganization), in each case that would affect the powers, preferences or rights of the Preferred Shares will require the approval of Holders of at least three-fourths of the issued and outstanding Preferred Shares consenting or voting as a separate class.  This approval can be evidenced either by unanimous consent in writing or by a resolution passed at a special general meeting of the Holders at which a quorum consisting of at least two persons holding or representing one-third of the issued and outstanding Preferred Shares is present.

(c)           Notice of all general meetings of the Company and of any special general meeting of the Holders shall be given by the Company to the Holders in accordance with the provisions of the Bye-laws relating to notice for general meetings and notice to Members.

8.             Redemption, Pre-emptive Rights and Sinking Fund.  (a)  Holders have no redemption, pre-emptive or sinking fund rights.

9.             Anti-Dilution.  The Conversion Ratio as set forth in Section 3 shall be subject to the following adjustments:

(a)           Share Splits; Subdivisions; Reverse Splits; Consolidations and Divisions; and Combinations.  If the issued and outstanding Common Shares are subdivided, split or reclassified into a greater number of Common Shares on or after the Original Issue Date, the Conversion Ratio in effect at the opening of business on the day following the day upon which such subdivision, split or reclassification becomes effective shall be proportionately increased.  Conversely, if the outstanding Common Shares shall be combined, consolidated and divided or reclassified into a smaller number of Common Shares, the Conversion Ratio in effect at the opening of business on the day following the day upon which such combination, consolidation and division or reclassification becomes effective shall be proportionately reduced.  Such increase or reduction, as the case may be, will become effective immediately after the opening of business on the day following the day upon which such subdivision, split, reclassification or consolidation and division or combination becomes effective.

(b)           Reorganization Events.  In the event:

(i)            any consolidation, amalgamation or merger of the Company with or into another person or of another person with or into the Company; or

(ii)           any sale, transfer, lease or conveyance to another person of the assets of the Company as an entirety or substantially as an entirety; or

(iii)          any reclassification, reorganization or recapitalization (other than a reclassification to which paragraph (a) of this Section 9 applies),

(any of subsections (i) - (iii), a “Reorganization Event”), were to occur after the Original Issue Date, and pursuant to the terms of such Reorganization Event, shares or other securities, property or assets of the Company, the resulting company, successor or transferee or affiliate thereof, or the acquiror or affiliate thereof, or any other person, or cash are to be received by or distributed to the holders of Common Shares, then each Holder of Preferred Shares shall be entitled to receive upon the occurrence of the Conversion Event, the number of shares or other securities, property or assets of the Company, the resulting company, successor or transferee or affiliate thereof, or the acquiror or affiliate thereof, or any other person, or cash received by or distributable upon or as a result of such Reorganization Event to a holder of the number of Common Shares into which such Preferred Shares are convertible at the Conversion Ratio applicable prior to such Reorganization Event whether or not the Company has sufficient authorized capital to effect such conversion in accordance with the terms hereof.

In the event of such a Reorganization Event, the person formed by consolidation or merger or resulting from amalgamation or the person that acquires the assets of the Company shall execute and deliver to the transfer agent for the Common Shares an agreement providing that the Holder of each Preferred Share that remains issued and outstanding after the Reorganization Event (if any) shall have the rights provided by this Section 9.  Such supplemental agreement shall provide for adjustments which, for events subsequent to the effective date of such supplemental agreement, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 9.  The above provisions of this subsection (b) shall similarly apply to successive Reorganization Events.

(c)           Notice of Adjustment.  Whenever the Conversion Ratio is adjusted in accordance with this Section 9, the Company shall: (i) forthwith compute the Conversion Ratio in accordance with this Section 9 and prepare and transmit to the transfer agent for the Common Shares an Officer’s Certificate setting forth the adjusted Conversion Ratio, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; and (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Ratio pursuant to this Section 9 (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), provide a written notice to the Holders of the occurrence of such event and a statement setting forth in reasonable detail the method by which the adjustment to the Conversion Ratio was determined and setting forth the adjusted Conversion Ratio.

10.                               Definitions; Construction.

(a)           Definitions.  The following terms, as used herein, have the following meanings:

“Act” has the meaning set forth in Section 6.

“Adopting Resolution” means the resolution or resolutions of the Board of Directors adopting this Certificate of Designation.

“Board of Directors” has the same meaning as the definition of the Board set forth in Bye-law 1(1)(i) of the Bye-laws.

“Business Day” means any day excluding Saturday, Sunday or any day that shall be in the City of New York a legal holiday or a day on which banking institutions are authorized or required by law or other governmental actions to close.

“Bye-laws” means the bye-laws of the Company as amended from time to time.

“Capital Distribution” has the meaning set forth in Section 6.

“Common Shares” means common shares of the Company, par value US$1.00 per share.

“Company” means Foster Wheeler Ltd.

“Conversion” has the meaning set forth in Section 3(a).

“Conversion Event” has the meaning set forth in Section 3(a).

“Conversion Ratio” has the meaning set forth in Section 3(a).

“General Meeting” has the meaning set forth in Section 3(d).

“Holder” means each person who is entered in the register of members of the Company as the holder of one or more Preferred Shares.

“Increase of Capital” has the meaning set forth in Section 3(d).

“Liquidation Preference” has the meaning set forth in Section 5(a).

“Lock-up Agreement” means the Lockup Agreement dated       , 2004 among the Company, Foster Wheeler LLC, a Delaware limited liability company, and the security holders party thereto.

“Members” has the meaning set forth in Bye-law 1(1)(w) of the Bye-laws and includes the Holders.

“Memorandum of Association” means the Company’s memorandum of association, as amended from time to time.

“Officer’s Certificate” means a certificate executed by a duly appointed and authorized officer of the Company.

“Original Issue Date” has the meaning set forth in Section 2.

“person” means an individual or a company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, government (or any agency or political subdivision thereof) or other entity of any kind.

“Preferred Shares” has the meaning set forth in Section 1.

“Reorganization Event” has the meaning set forth in Section 9(b).

“SEC” has the meaning set forth in Section 6(d).

“Share Premium Account” has the meaning set forth in Section 40(1) of the Act.

(b)           Rules of Construction.  The definitions in Section 10 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  References to “Sections” are references to Sections of this Certificate of Designation unless otherwise stated.

(c)           References.  Unless the context shall otherwise require, all references herein to (i) persons include their respective permitted successors and assigns or, in the case of governmental persons, persons succeeding to the relevant functions of such persons, (ii) agreements and other contractual instruments include subsequent amendments, assignments and other modifications thereto to the date hereof and thereafter, but in the case of any amendment, assignment or modification after the date hereof, only to the extent such amendments, assignments or other modifications thereto are not prohibited by their terms, (iii) statutes and related regulations include any amendments of same and any successor statutes and regulations and (iv) time shall be deemed to be to New York City, New York, U.S.A. time.

11.          No Impairment.  The Company will not do any act or thing, whether by amendment of this Certificate of Designation or through any reorganization, recapitalization, transfer of assets, consolidation, merger or amalgamation, dissolution, issue or sale of securities or any other voluntary action, to avoid or to seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company.

12.          Bye-Laws.  This Certificate of Designation is adopted pursuant to Section 44(3) of the Bye-laws and shall be attached to and read in conjunction with the Bye-Laws.

13.          Register of Members.  The Company shall maintain a current register of members in which the Holders from time to time shall be entered in accordance with the Act.